Exhibit 23.2

CONSENT OF NORTHSTAR RESEARCH PARTNERS

Northstar Research Partners (“Northstar”) hereby consents to the use of Northstar’s name and data from the research conducted by Northstar on behalf of Tumi Holdings, Inc. (the “Company”) in the Company’s Annual Report on Form-10-K for the year ended December 31, 2014 (“the Form 10-K”). We hereby consent to the incorporation by reference of said reports in the Registration Statement of Tumi Holdings, Inc. on Form S-8 (File No. 333-180869) and Registration Statement of Tumi Holdings, Inc. on Form S-3 (File No. 333-194882).

February 27, 2015

NORTHSTAR RESEARCH PARTNERS

By:	/s/ Andrew Schnall
Name: Andrew Schnall
Title: Senior Research Manager